Exhibit 99.1

Viking Therapeutics Announces Initiation of Phase 1 Study to Evaluate Oral Formulation of Dual GLP-1/GIP Receptor Agonist VK2735

Expands Potential Opportunities for VK2735 with Highly Differentiated Dosing Option

Data Anticipated in 2H2023

SAN DIEGO, CA – March 28, 2023 – Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced that it has initiated a Phase 1 clinical study to evaluate a novel oral formulation of the company’s dual glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptor agonist VK2735. The study, which is an extension of the company’s recently completed Phase 1 evaluation of subcutaneously administered VK2735, will evaluate daily oral doses for 28 days. The company believes the results from this study could be available in the second half of 2023.

The Phase 1 trial is a randomized, double-blind, placebo-controlled study in healthy adults with a minimum body mass index (BMI) of 30 kg/m2. The primary objective of the study is to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective is to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and plasma glucose.

“We are excited to announce the initiation of a clinical study with oral VK2735. The injectable formulation has shown great promise in Phase 1 trial results announced earlier today, and we believe our novel tablet formulation represents a significant expansion of the program’s overall potential,” said Brian Lian, Ph.D., chief executive officer of Viking. “In vivo data to date suggest therapeutic plasma levels of VK2735 may be achieved via oral dosing, and we expect both the subcutaneous formulation and the oral formulation to provide unique benefits to patients. The ability to select either subcutaneous or oral dosage forms of VK2735 creates attractive potential treatment options and further extends the reach of this important program.”

Earlier today, Viking reported results from a 28-day multiple ascending dose Phase 1 study of VK2735 administered subcutaneously, which demonstrated encouraging tolerability and positive signs of clinical activity. All cohorts receiving VK2735 demonstrated reductions in mean body weight from baseline, ranging up to 7.8%. The company plans to initiate a Phase 2 study of the subcutaneous formulation of VK2735 in patients with obesity in mid-2023.

About GLP-1 and Dual GLP-1/GIP Agonists

Activation of the glucagon-like peptide 1 (GLP-1) receptor has been shown to decrease glucose, reduce appetite, lower body weight, and improve insulin sensitivity in patients with type 2 diabetes, obesity, or both. Semaglutide is a GLP-1 receptor agonist that has been approved by the U.S. Food and Drug Administration and is currently marketed in various dosage strengths and forms as Ozempic®, Rybelsus®, and Wegovy®. More recently, research efforts have explored the potential co-activation of the glucose-dependent insulinotropic peptide (GIP) receptor as a means of enhancing the therapeutic benefits of GLP-1 receptor activation. Tirzepatide is a dual GLP-1/GIP receptor agonist that is approved by the U.S. Food and Drug Administration and is currently marketed as Mounjaro™.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines, and milestones, as well as the company's goals and plans regarding its preclinical programs, including those targeting incretin receptor agonists, and their prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company’s other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com